EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Pressure BioSciences, Inc. (formerly Boston Biomedica, Inc.) on Form S-8 (File Nos. 333-30320, 333-24770, 333-128594, and 333-155405) and Form S-3 (File No. 333-148227 and File No. 333-176828) of our report dated March 31, 2014, with respect to our audit of the consolidated financial statements of Pressure BioSciences, Inc. as of December 31, 2013 and 2012 and for the years then ended (which report includes an explanatory paragraph related to uncertainty of the Company’s ability to continue as a going concern), which report is included in this Annual Report on Form 10-K of Pressure BioSciences, Inc., for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
March 31, 2014